Exhibit 10.1
Summary of Special Payment
to the non-executive Chairman of the Board
On November 29, 2007, the Board of Directors of CA, Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee, approved a special payment in the form of 10,000 deferred stock units to William McCracken, the non-executive Chairman of the Board (who functions as the Company’s Lead Director) under the Company’s 2003 Compensation Plan for Non-Employee Directors.
The special payment was in recognition of the extraordinary amount of work performed by Mr. McCracken in connection with his transition from a director to non-executive Chairman of the Board. The deferred stock units will be settled by the issuance of shares of the Company’s common stock on a one-for-one basis in a lump sum on the first business day of the calendar year following the year in which Mr. McCracken ceases to serve as a director of the Company.
Mr. McCracken abstained from the Board decision on this matter.

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